UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 20, 2019

Date of Report (Date of earliest event reported)

ALTERNUS ENERGY INC.
(Exact name of registrant as specified in its charter)

Nevada	000-56085	46-4996419
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One World Trade Center, Suite 8500

New York, NY 10007

(Address of principal executive offices)

(212) 220-7434

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Securities registered pursuant to Section 12(g) of the Act:

Common stock, $0.001 par value per share

(Title of class)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 20, 2019, AEN 01 BV (“Buyer”), a Netherlands company and a wholly-owned subsidiary of Alternus Energy Inc. (“ALTN”), completed the acquisition of an 11.75 MW ground-mounted solar photovoltaic (PV) power plant in Rilland, the Netherlands (the “Project”) from Coöperatie Unisun Energy U.A., a Netherlands corporation (“Seller”) for €10.5 million (approximately $11.8 million) plus a working capital adjustment (“Purchase Price”). The Purchase Price includes the assumption of a third-party senior bank debt facility in the amount of €7.2 million (approximatey $8.1 million), that amortizes equally over the next 14 years. In addition to the Purchase Price, the Seller will be entitled to receive additional consideration from ALTN of up to a maximum of €500,000 (approximately $560,000) in the form of an earn-out payment based on net cash proceeds to equity received over and above a set annual power output of 10,865 MwH.

The Project has been operational since January 2019 and enjoys a 15-year government counterparty ‘Feed-in-Tariff’ (“FiT”) contract at fixed sales prices, in addition to a Power Purchase Agreement (“PPA”) with a local energy operator. The combined contracts provide long-term predictable positive cash flows to Alternus.Based on current energy production Rilland is expected to add approximately $1.4 million (€1.2 million) in annual revenues for at least 15 years at average 75% gross margins to Alternus.

The acquisition was pursuant to a Share Purchase Agreement dated July 29, 2019, entered into by PCG HoldCo UG, another wholly owned subsidiary of ALTN, the Seller and Zonnepark Rilland B.V., as addended to, and assigned to the Buyer, on December 20, 2019 (“Purchase Agreement”). This description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement included as Exhibit 10.34 to the Company’s Amendment No. 1 to its Form 10 filed November 6, 2019, and its Addendum dated December 20, 2019 is filed as an exhibit hereto.

The Buyer funded €1.85 million (approximately $2.1 million) of the Purchase Price through the issuance of a €2.15 million bond (approximately $2.4 million) issued to an accredited investor, bearing interest at 8%, amortizing over 8 years and secured by collateral, including the shares of the Buyer, as further described in the Bond Subscription Agreement, the Call Option Agreement and the Security Agreement, filed as exhibits hereto. ALTN incurred approximately $0.6 million in transaction fees related to the acquisition, some of which were paid from the proceeds of the Bond Subscription Agreement. Additionally, ALTN issued a €1.7 million (approximately $1.87 million) loan to the Seller which is due by January 31, 2020 (the “Loan”), pursuant to a Loan Agreement by and among the Seller, the Buyer and ALTN, filed as an exhibit hereto. If ALTN does not repay the Loan by February 1, 2020, the investor has the right under the Call Option Agreement to require ALTN to sell the shares of Buyer to the investor in exchange for the total amount of the Loan.

The description of the agreements above are qualified in their entirety by reference to the full text of the Agreements filed as Exhibits hereto, which are incorporated herein by reference.  The Agreements have been included as exhibits to this Supplemental Report to provide investors and security holders with information regarding its terms and conditions.  It is not intended to provide any financial or other information about the parties to the agreements or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Agreement are made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Agreements, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, and such subsequent information may not be fully reflected in public disclosures by the parties to the Agreement.

Item 9.01 Financial Statement and Exhibits.

To the extent financial statements are required to be filed under Item 9.01(a) and pro forma financial information is required to be filed under Item 9.01(b), they will be filed by an amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit No.	Description
10.1	Addendum to the Share Purchase Agreement dated December 20, 2019 by and among PCG_HoldCo UG, AEN 01 BV, Coöperatie Unisun Energy U.A. and Zonnepark Rilland B.V.

10.2	Bond Subscription Agreement dated December 20, 2019

10.3	Security Agreement dated December 20, 2019

10.4	Call Option Agreement dated December 20, 2019

10.5	Loan Agreement by and among AEN 01 BV, Alternus Energy Inc. and Coöperatie Unisun Energy U.A. dated December 20, 2019

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alternus Energy Inc.

Date: December 27, 2019	By:	/s/ Vincent Browne
	Name:	Vincent Browne
	Title:	Chief Executive Officer

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